A special meeting of the Trust's shareholders was held on July 29, 1996. The following shares were voted at the meeting on the following three matters:

1.  Approval of an advisory agreement with Bankers Finance
Advisors, LLC/Madison Investment Advisors, Inc.

                            Shares
                            Outstanding   For      Against  Abstain

Special Growth Portfolio    1,221,737     634,903  5,937    30,946
Select Growth Portfolio       353,269     179,970  1,713    30,378
Equity Income Portfolio       233,116     130,030  1,335     8,569
Worldwide Growth Portfolio    309,754     145,524  1,408    14,628

2.  Election of Trustees (2,117,876 shares outstanding)

                         For       Withhold Authority

Frank E. Burgess        1,099,684      96,153
James R. Imhoff, Jr.    1,100,251      95,586
Thomas S. Kleppe        1,099,200      96,640
Lorence D. Wheeler      1,100,757      95,080

3. Ratification of the selection of Ernst & Young LLP as independent auditors of the Trust for the year ending
March 31, 1997 (2,117,876 shares outstanding):
For: 1,096,238 Against: 6,105 Abstain 82,998